Exhibit 99.2
FOR IMMEDIATE RELEASE

Seasoned leader brings decades of legal, administrative and corporate expertise to the Board

RUTHERFORD, N.J., July 23, 2024 - Blue Foundry Bancorp (Nasdaq: BLFY) (the “Company”), announced today the appointment of John F. Kuntz, Esq. as a Director of both the Company and its subsidiary, Blue Foundry Bank, effective immediately.
Kenneth Grimbilas, Chairman, stated, “We are very pleased to have Mr. Kuntz join Blue Foundry’s Board of Directors. His extensive knowledge and experience in financial, legal and operational matters will provide additional perspective and depth to the organization. His experience with charitable foundations will also prove to be instrumental at Blue Foundry.”
Mr. Kuntz most recently served as Senior Executive Vice President and Chief Administrative Officer of Provident Bank, a regional financial institution serving the financial needs of businesses, individuals and families throughout northern and central New Jersey, Bucks County and the Lehigh Valley in Pennsylvania, and Queens and Nassau Counties in New York. While serving in the role of Chief Administrative Officer, Mr. Kuntz managed a number of departments, including Loan and Deposit Operations; Credit; Facilities; Marketing; Human Resources and Information Technology.
During his tenure at Provident, he participated in a number of transactions, including taking the bank public and acquiring five banks and three wealth management companies.
Mr. Kuntz previously served as General Counsel and Corporate Secretary of Provident Financial Services, Inc., the public holding company of Provident Bank. Mr. Kuntz also served as corporate secretary of The Provident Bank Foundation and was a member of the Board of Directors of Beacon Trust Company, a full-service wealth management company, further demonstrating his invaluable leadership skills.
Mr. Kuntz is a member of the American Bankers Association General Counsels Group and the Society for Corporate Governance. He received his law degree from New York Law School, magna cum laude, his B.A. degree from Fairfield University, magna cum laude, and is licensed to practice in both New Jersey and New York.
Mr. Kuntz commented, “I am honored and delighted to join the board of directors of Blue Foundry. I believe I will bring valuable insights, perspectives, and skills that will further enhance the Company’s innovative culture and dynamic leadership team.”
About Blue Foundry Bancorp and Blue Foundry Bank
Blue Foundry Bancorp is the holding company for Blue Foundry Bank, a place where things are made, purpose is formed, and ideas are crafted. Headquartered in Rutherford NJ, with presence in Bergen, Essex, Hudson, Middlesex, Morris, Passaic, Somerset and Union counties, Blue Foundry Bank is a full-service, innovative bank serving the doers, movers, and shakers in our communities. We offer individuals and businesses alike the tailored products and services they need to build their futures. With a rich history dating back more than 145 years, Blue Foundry Bank has a longstanding commitment to its customers and communities.

Contact:
James D. Nesci
President and Chief Executive Officer
BlueFoundryBank.com
jnesci@bluefoundrybank.com
201-972-8900